Exhibit 5.1

May 19, 2025

DBV Technologies

107, avenue de la République

92320 Châtillon

France

Re: Registration Statement on Form S-3 relating to the resale from time to time of up to 289,013,065 ordinary shares of DBV Technologies

Ladies and Gentlemen:

We are acting as special French counsel for DBV Technologies (the “Company”), a French société anonyme, in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) relating to the offer and sale from time to time by the selling shareholders named therein of up to 289,013,065 ordinary shares, with a nominal value of €0.10 per share, of the Company (the “Resale Shares”), which may be represented by American Depositary Shares, consisting of (i) up to 34,090,004 issued and outstanding ordinary shares (the “New Shares”), (ii) up to 59,657,507 ordinary shares (the “ABSA Warrant Shares”) issuable upon the exercise of warrants to purchase ordinary shares (the “ABSA Warrants”), (iii) up to 71,005,656 ordinary shares (the “First PFW Shares”) issuable upon the exercise of issued and outstanding pre-funded warrants to purchase ordinary shares (the “First Pre-Funded Warrants”) and (iv) up to 124,259,898 ordinary shares (the “Second PFW Shares”, together with the First PFW Shares, the “PFW Shares”, and together with the ABSA Warrant Shares, the “Warrant Shares”) issuable upon the exercise of pre-funded warrants to purchase ordinary shares (the “Second Pre-Funded Warrants”) underlying warrants (the “BS Warrants”). The New Shares, the ABSA Warrants, the First Pre-Funded Warrants and the BS Warrants were issued by the Company pursuant to securities purchase agreements dated March 27, 2025 entered into between the subscribers set forth therein and the Company (the “Securities Purchase Agreements”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion.

In such examination, we have assumed that (i) the entry into the Securities Purchase Agreements and the issuance of the Resale Shares by the Company are (a) in the Company’s corporate interest and (b) serving the Company’s corporate purpose (objet social) as set forth in its statuts or other constitutional documents; (ii) the signatories of the documents on behalf of the Company are not subject to any prohibition (interdiction) or incapacity (incapacité) to execute such documents; (iii) all factual elements relevant to the matters expressly opined upon below and undertaking contained in the documents, corporate and others, we have reviewed are true, complete and accurate and have been, or where applicable, will be complied with in all respects, in particular (a) the issue of the New Shares and the Warrant Shares falls within the limits and conditions set forth by the resolutions of the combined shareholders’ meeting of the Company dated May 16, 2024 and the decisions of the Board of Directors of the Company (the “Board”) and the chief executive officer (directeur général) each dated March 27, 2025 and (b) the Resale Shares have been offered to investors falling within the categories of investors authorized by the resolutions of the combined shareholders’ meeting of the Company dated May 16, 2024; (iv) the outstanding share capital of the Company was validly issued and fully paid up at the time

GIDE LOYRETTE NOUEL A.A.R.P.I.
15 rue de Laborde - 75008 Paris | tél. +33 (0)1 40 75 60 00 | info@gide.com - gide.com | Palais T03

of the decisions of the combined shareholders’ meeting of the Company dated May 16, 2024, the Board and the chief executive officer (directeur général) each dated March 27, 2025 to issue, offer and sell the Resale Shares; (v) the resolutions authorizing the Company to issue, offer and sell the Resale Shares have been duly adopted in the form reviewed by us at a duly convened and held combined shareholders’ meeting and duly recorded and the resolutions of the Board have been validly passed at a properly convened and held meeting of duly appointed members of the Board and duly recorded and the decisions of the chief executive officer (directeur général) of the Company to issue the Resale Shares have been duly adopted and recorded and was and will remain in full force and effect at all times at which the Resale Shares are issued, offered or sold by the Company and the Company will take no action inconsistent with such resolutions and decisions; (vi) the amount of Resale Shares will remain within the limits of the authorized but unissued amounts of Resale Shares; (vii) all New Shares have been, and all Warrant Shares will be, issued in compliance with applicable securities and corporate law; (viii) the ABSA Warrants, the First Pre-Funded Warrants and the BS Warrants have been, and the Second Pre-Funded Warrants will be, validly issued and the respective terms and conditions of the ABSA Warrants, the First Pre-Funded Warrant and BS Warrants constitute, and the terms and conditions of the Second Pre-Funded Warrants will constitute, valid and legally binding obligations of each party thereto according to applicable laws, enforceable against it in accordance with their respective terms, and (ix) the Securities Purchase Agreements constitute valid and binding obligations of each party thereto.

As to any facts material to the assumptions and opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that (1) the New Shares have been validly issued, fully paid and non-assessable and (2) the Warrant Shares, when issued and delivered upon exercise of the ABSA Warrants, the First Pre-Funded Warrants and the Second Pre-Funded Warrants against full payment of their respective subscription price and/or their respective exercise price as provided in the Securities Purchase Agreements and in their respective terms and conditions, will be validly issued, fully paid and non-assessable.

The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of ordinary shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person after the issuance of the ordinary shares.

The opinion expressed herein is given at the date set out above. We express no opinions as to the effect that any future event, or any act of the Company, may have on the matter referred to in this opinion. We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in French law or factual matters arising after the date of effectiveness of the Registration Statement.

The opinion set out above is subject to the following qualifications:

(i)

we have not investigated or verified the truth, accuracy or appropriateness of any representations of factual nature made by the parties in the Registration Statement, or of any information, opinion or statement of facts relating to the Company, or the Resale Shares contained in the abovementioned documents, nor have we been responsible for ensuring that no material information has been omitted from it;

(ii)

this opinion is subject to any limitation arising from ad hoc mandate (mandat ad hoc), conciliation (conciliation), accelerated safeguard (sauvegarde accélérée), safeguard (sauvegarde), judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) (including a provision that creditors’ proofs of debts denominated in foreign currencies would be converted into euros at the rate applicable on the date of the court decision instituting the accelerated safeguard (sauvegarde accélérée), the safeguard (sauvegarde), the judicial reorganisation (redressement judiciaire) and the judicial liquidation (liquidation judiciaire) proceedings), insolvency, moratorium and other laws of general application affecting the rights of creditors; and

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(iii)

it should be noted that any such event affecting the Company does not necessarily give rise to immediate formalities at the relevant Register of Commerce and Companies (Registre du Commerce et des Sociétés) and that, once such formalities have been carried out, they are not necessarily recorded immediately on the Kbis extract (extrait K-bis) or the non-bankruptcy certificate (certificat de recherche négative en matière de procédures collectives), which are accordingly not conclusive as to the occurrence of any such event. It should also be noted that the opening of ad hoc mandate (mandat ad hoc) or conciliation (conciliation) proceedings never appears on such document.

We are members of the Paris bar and this opinion is limited to the laws of the Republic of France. This opinion is subject to the sovereign power of the French courts to interpret agreements and assess the facts and circumstances of any adjudication. This opinion is given on the basis that it is to be governed by, and construed in accordance with, the laws of the Republic of France.

This opinion is addressed to you solely for your benefit in connection with the Registration Statement. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document (other than the Registration Statement) or filed with anyone without our prior written express consent.

We hereby consent to the filing with the SEC of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Gide Loyrette Nouel A.A.R.P.I. under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,
/s/ Gide Loyrette Nouel A.A.R.P.I.

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